EXHIBIT 23.2

[ERNST & YOUNG, LLP LOGO]

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 15, 2005 in the Amendment No. 1 to the Registration Statement (File # 333-127953) and the related Prospectus of Octillion Corp. for the registration of up to 3,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Chartered Accountants

Vancouver, British Columbia, Canada

December 15, 2005